Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES EARNINGS AT SEPTEMBER 30, 2008

Dimeco, Inc. (Nasdaq “DIMC”), parent company of The Dime Bank, reported earnings for the nine months ended September 30, 2008 of $4,960,000, up slightly from earnings reported September 30, 2007. Despite the current economic climate and narrowing margins, these earnings included an increase of 2.4% in net interest income in 2008 versus 2007. Earnings per share were $3.24 in 2008 and dividends declared year-to-date were $.96 per share, an increase of 10.3%.

The Company continued to experience growth with total assets of $463,976,000 at September 30, 2008, an increase of $34,373,000 or 8.0% over September 30, 2007. During this time the loan portfolio grew 8.6% to $372,982,000 and deposits increased 6.1% to $380,582,000. Return on average stockholders’ equity and return on average assets were 15.99% and 1.50% respectively, for the third quarter of 2008. Asset quality remained strong for the nine months ended September 30, 2008, as can be seen in the ratios of non-performing assets to total assets of .25%, net charge-offs to average loans of .27% and the allowance for loan loss as a percent of loans of 1.41%.

President and Chief Executive Officer Gary C. Beilman stated, “Our continued success is due to our prudent decisions to not be involved in subprime lending or exotic derivative investments, both of which are plaguing many large institutions. I am thrilled to say that despite the turbulent economic times being experienced in our country, Dimeco, Inc. continues to grow and prosper. We look to the fourth quarter and subsequent periods with both enthusiasm and cautious optimism. In December we plan to open our new Lake Region office with the anticipation of growth in banking, investments, and trusts. We are mindful, however, that the slowdown in our nation’s economy will be far reaching. As we go forward, we do so with our ever-present commitment to do what is best for all of our stakeholders — shareholders, customers and employees alike. To do so, we will rely on the same basic principles that have guided us well for almost 103 years.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking along with an Investments and Financial Services Department. For more information on The Dime Bank, visit www.thedimebank.com

Source Dimeco, Inc. / October 23, 2008

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands)
September 30,	2008	2007
Assets
Cash and due from banks	$8,089	$5,797
Interest-bearing deposits in other banks	1,015	23
Federal funds sold	2,930	2,835

Total cash and cash equivalents	12,034	8,655

Mortgage loans held for sale	—	262
Investment securities available for sale	59,604	62,546

Loans (net of unearned income of $338 and $735)	372,982	343,440
Less allowance for loan losses	5,245	5,046

Net loans	367,737	338,394

Premises and equipment	9,438	5,667
Accrued interest receivable	1,772	1,945
Bank-owned life insurance	8,453	8,126
Other assets	4,938	4,008

TOTAL ASSETS	$463,976	$429,603

Liabilities
Deposits:
Noninterest-bearing	$40,145	$34,137
Interest-bearing	340,437	324,416

Total deposits	380,582	358,553

Short-term borrowings	14,573	10,758
Other borrowed funds	22,394	17,947
Accrued interest payable	1,042	1,368
Other liabilities	2,470	2,299

TOTAL LIABILITIES	421,061	390,925

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized; 1,611,400 and 1,573,290 shares issued	806	787
Capital surplus	5,501	4,920
Retained earnings	39,281	34,981
Accumulated other comprehensive income (loss)	(641)	17
Treasury stock, at cost (53,100 and 53,000 shares)	(2,032)	(2,027)

TOTAL STOCKHOLDERS’ EQUITY	42,915	38,678

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$463,976	$429,603

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$6,362	$6,785	$19,352	$19,163
Investment securities:
Taxable	395	795	1,437	2,486
Exempt from federal income tax	148	98	435	247
Other	8	27	72	184

Total interest income	6,913	7,705	21,296	22,080

Interest Expense
Deposits	2,145	2,828	7,295	8,409
Short-term borrowings	85	104	207	280
Other borrowed funds	225	221	652	556

Total interest expense	2,455	3,153	8,154	9,245

Net Interest Income	4,458	4,552	13,142	12,835

Provision for loan losses	230	300	580	750

Net Interest Income After Provision for Loan Losses	4,228	4,252	12,562	12,085

Noninterest Income
Services charges on deposit accounts	442	399	1,247	1,187
Investment securities gains (losses)	(25)	—	(28)	—
Other income	608	522	1,601	1,384

Total noninterest income	1,025	921	2,820	2,571

Noninterest Expense
Salaries and employee benefits	1,598	1,504	4,708	4,375
Net occupancy and equipment expense	330	308	1,009	983
Other expense	847	653	2,560	2,089

Total noninterest expense	2,775	2,465	8,277	7,447

Income before income taxes	2,478	2,708	7,105	7,209
Income taxes	752	851	2,145	2,256

NET INCOME	$1,726	$1,857	$4,960	$4,953

Earnings per Share - basic	$1.12	$1.22	$3.24	$3.25

Earnings per Share - diluted	$1.09	$1.18	$3.14	$3.13

Average shares outstanding - basic	1,540,116	1,520,024	1,528,694	1,525,500
Average shares outstanding - diluted	1,580,243	1,578,255	1,578,444	1,582,179

DIMECO, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	(amounts in thousands, except per share)	2008		2007		% Increase (decrease)
	Performance for the nine months ended September 30,
	Interest income	$21,296		$22,080		-3.6%
	Interest expense	$8,154		$9,245		-11.8%
	Net interest income	$13,142		$12,835		2.4%
	Net income	$4,960		$4,953		0.1%

	Shareholders’ Value (per share)
	Net income - basic	$3.24		$3.25		-0.3%
	Net income - diluted	$3.14		$3.13		0.3%
	Dividends	$0.96		$0.87		10.3%
	Book value	$27.54		$25.44		8.3%
	Market value	$40.05		$47.60		-15.9%
	Market value/book value ratio	145.4%		187.1%		-22.3%
*	Price/earnings multiple	9.3	X	11.0	X	-15.5%
*	Dividend yield	3.20%		2.44%		31.2%

	Financial Ratios
*	Return on average assets	1.50%		1.60%		-6.3%
*	Return on average equity	15.99%		17.82%		-10.3%
	Shareholders’ equity/asset ratio	9.25%		9.00%		2.8%
	Dividend payout ratio	29.63%		26.77%		10.7%
	Nonperforming assets/total assets	0.25%		0.20%		25.0%
	Allowance for loan loss as a % of loans	1.41%		1.47%		-4.1%
*	Net charge-offs/average loans	0.27%		0.07%		285.7%
	Allowance for loan loss/nonaccrual loans	831.2%		1126.3%		-26.2%
	Allowance for loan loss/non-performing loans	494.8%		586.7%		-15.7%

	Financial Position at September 30,
	Assets	$463,976		$429,603		8.0%
	Loans, net of unearned	$372,982		$343,440		8.6%
	Deposits	$380,582		$358,553		6.1%
	Stockholders’ equity	$42,915		$38,678		11.0%

*	annualized